Exhibit 10.2

SHAREHOLDERS’ AGREEMENT

between

TRONOX SANDS HOLDINGS PTY LIMITED

TRONOX LIMITED

EXXARO RESOURCES LIMITED

EXXARO SANDS PROPRIETARY LIMITED

and

EXXARO TSA SANDS PROPRIETARY LIMITED

TABLE OF CONTENTS

PART A—INTRODUCTION	1
1 INTERPRETATION	1
2 INTRODUCTION	9
3 DURATION	10

PART B—CORPORATE GOVERNANCE	10
4 APPOINTMENT AND REMOVAL OF DIRECTORS	10
5 MEETINGS OF DIRECTORS AND SHAREHOLDERS	14

PART C—FINANCIAL MATTERS	17
6 FUNDING	17
7 DISTRIBUTIONS	19
8 ACCOUNTS	20
9 FAIR VALUE	20

PART D—DISPOSALS	22
10 RESTRICTION ON DISPOSAL AND ENCUMBRANCE OF THE SHARES	22
11 PRE-EMPTIVE RIGHTS	26
12 COME ALONG	34
13 TAG ALONG	35
14 DEEMED OFFER	36

PART E—RELATIONSHIPS BETWEEN THE COMPANY AND ITS SHAREHOLDERS	41
15 BEE UNDERTAKINGS	41
16 CONFIDENTIALITY	46

PART F—LEGAL MATTERS	49
17 MOI	49
18 COMPLIANCE UNDERTAKINGS	50
19 DISPUTES	51

i

20 DOMICILIUM AND NOTICES	52
21 GENERAL	55
22 GOVERNING LAW	56
23 COSTS	56

ANNEXURES

ANNEXURE A—PROSPECTING RIGHTS AND MINING RIGHTS HELD BY EACH COMPANY

ANNEXURE B—DEED OF ACCESSION

ANNEXURE C—CALL OPTION AGREEMENT

ii

SHAREHOLDERS’ AGREEMENT

between

TRONOX SANDS HOLDINGS PTY LIMITED

TRONOX LIMITED

EXXARO RESOURCES LIMITED

EXXARO SANDS PROPRIETARY LIMITED

and

EXXARO TSA SANDS PROPRIETARY LIMITED

PART A—INTRODUCTION

1	INTERPRETATION

In this Agreement, clause headings are for convenience and shall not be used in its interpretation and, unless the context clearly indicates a contrary intention—

1.1	a word or an expression which denotes—

1.1.1	any gender includes the other genders;

1.1.2	a natural Person includes an artificial or juristic Person and vice versa; and

1.1.3	the singular includes the plural and vice versa;

1.2	the following words and expressions shall bear the meanings assigned to them below and cognate words and expressions bear corresponding meanings—

1.2.1	“AFSA”—the Arbitration Foundation of Southern Africa (or its successor in title);

1.2.2	“Agreement”—this shareholders’ agreement, as amended, novated or restated from time to time, including all of its annexures;

1.2.3	“Auditors”—the auditors of a Company appointed by the Board of that Company from time to time;

1.2.4	“Australia HoldCo”—Tronox Sands Holdings PTY Limited (registration number ACN 154 709 332), an Australian proprietary company limited by shares;

1.2.5	“Australian Shareholders’ Agreement”—the Shareholders’ Deed between, amongst others, Tronox, Australia HoldCo and Exxaro entered into on 15 June 2012, as amended, novated or restated from time to time;

1.2.6	“BEE”—Broadbased Black Economic Empowerment, as defined in the Charter;

1.2.7	“BEE Undertakings”—the undertakings and obligations of Exxaro set out in 15;

1.2.8	“Board”—the board of directors of a Company from time to time and for the time being;

1.2.9	“Business Day”—any calendar day which is not a Saturday, a Sunday or an official public holiday in Johannesburg or New York or Perth;

1.2.10	“Charter”—the South African Broad Based Socio-Economic Empowerment Charter for the Mining Industry promulgated in terms of section 100(2) of the MPRDA, as amended, substituted or re-promulgated from time to time;

1.2.11	“Clarification Statement”—the document entitled “Clarification on the Application of the Charter and the MPRDA” issued by the DMR during the course of 2004, as amended, substituted or re-issued from time to time;

1.2.12	“Commencement Date”—the “Closing Date”, as that term is defined in the Master Agreement;

1.2.13	“Companies”—collectively, Exxaro Sands and Exxaro TSA Sands, and “Company” shall mean either of them individually;

1.2.14	“Companies Act”—the Companies Act, 2008;

1.2.15	“Control”—“control” for purposes of and as described in section 2(2) (as read with section 3) of the Companies Act;

1.2.16	“Corresponding Loan Account”—a “Corresponding Loan Account” as that term is defined in 10.1.3;

1.2.17	“DMR”—the Department of Mineral Resources of South Africa (or its successor-in-title);

1.2.18	“Delivery Documents” in relation to any sale by a Shareholder of its Shares in and/or Loan Accounts against a Company pursuant to this Agreement—the following documents (none of which shall be revocable or conditional)—

1.2.18.1	the original share certificates in respect of those Shares, together with duly completed and signed transfer forms (which shall be in such form as is required by law or is customary) in respect thereof;

1.2.18.2	a written cession of its Corresponding Loan Account; and

1.2.18.3	the written resignations of all Directors of that Company who were nominated by that Shareholder, which resignations shall confirm that those Directors do not have any claims against the Company or any member of the Group;

1.2.19	“Directors”—the directors of a Company from time to time and for the time being and “Director” shall mean any one of them;

1.2.20	“Dispose”—sell, transfer, make over, cede, give, donate, exchange, dispose of, unbundle, Distribute or otherwise alienate, including any agreement, obligation or arrangement to do any of the foregoing, and “Disposal” shall be construed accordingly;

1.2.21	“Distribution”—a “distribution” as that term is defined in section 1 of the Companies Act, and “Distribute” shall be construed accordingly;

1.2.22	“Encumbrance”—includes any mortgage bond, notarial bond, pledge, lien, hypothecation, assignment, cession-in-securitatem debiti, deposit by way of security or any other agreement or arrangement (whether conditional or not) which has or will have the effect of giving to one Person a security interest in or preferential treatment in respect of another Person’s assets, but excludes statutory preferences, and “Encumber” shall be construed accordingly;

1.2.23	“Empowerment Period”—the period commencing on the Commencement Date and terminating on the earlier of the—

1.2.23.1	tenth anniversary of the Commencement Date; and

1.2.23.2	date that Australia HoldCo agrees with Exxaro, in writing (both parties acting reasonably), and that the DMR confirms in writing to the Parties as being the date from which the Ownership Requirements are no longer relevant to the Companies and their Subsidiaries and to the business and assets of the Companies and their Subsidiaries;

1.2.24	“Entity”—includes any natural or juristic person, association, business, close corporation, company, concern, enterprise, firm, partnership, joint venture, trust, undertaking, voluntary association, body corporate or any similar entity (irrespective of whether such similar entity has a separate legal personality or not);

1.2.25	“Exxaro”—Exxaro Resources Limited (registration number 2000/011076/06), a public company with limited liability duly incorporated in South Africa;

1.2.26	“Exxaro Sands” – Exxaro Sands Proprietary Limited (registration number 1987/001627/07), a private company with limited liability duly incorporated in South Africa;

1.2.27	“Exxaro TSA Sands” – Exxaro TSA Sands Proprietary Limited (registration number 1998/0001039/07), a private company with limited liability duly incorporated in South Africa;

1.2.28	“Fair Value” – the fair market value of any Share, undertaking, company, interest, business, asset and/or the like required to be valued in terms of this Agreement as agreed in writing between the Parties or determined in accordance with 9, as the case may be;

1.2.29	“Group” – the Companies, their respective Subsidiaries, Holding Companies and other Subsidiaries of any of their respective Holding Companies from time to time, and a reference to a “member of the Group” shall mean any one of them;

1.2.30	“Guarantee” – includes any form of intercession, such as a guarantee or a suretyship;

1.2.31	“HDP” – an “historically disadvantaged person” as such term is defined in the MPRDA;

1.2.32	“HDP Certificate of Compliance” – a written certificate of compliance issued by a Verification Agency, certifying (at the relevant time) the extent to which Exxaro and the Companies and their respective direct and indirect shareholders are BEE compliant in terms of the Ownership Requirements;

1.2.33	“HDSA” – an “Historically Disadvantaged South African” as such term is defined in the Charter;

1.2.34	“Holding Company” – a “holding company” as that term is defined in section 1 of the Companies Act, including any Entity that would have been such a “holding company” if it had been a company incorporated in terms of the Companies Act;

1.2.35	“Loan Account” – any claim by a Shareholder in respect of any indebtedness of a Company to that Shareholder, including any claim for the payment of interest thereon;

1.2.36	“Master Agreement” – the Amended and Restated Transaction Agreement between, amongst others, Tronox and Exxaro originally dated as of April 20, 2012, as amended, novated or restated from time to time;

1.2.37	“Minister” – the Minister of Mineral Resources of South Africa, or any official within the DMR or any other state department to whom the Minister has lawfully and validly delegated the authority to administer any of the provisions of the MPRDA;

1.2.38	“MOI” – the Memorandum of Incorporation of a Company;

1.2.39	“MPRDA” – the Mineral and Petroleum Resources Development Act, 2002;

1.2.40	“Ownership Requirements” – collectively –

1.2.40.1	the requirements from time to time of the MPRDA, the Charter and the Clarification Statement in respect of the ownership participation by HDPs and HDSAs in a Company and its Subsidiaries and in prospecting rights and new order mining rights held by such Company and/or its Subsidiaries which, when satisfied, have the consequence that the shareholding by HDPs and HDSAs is sufficient to enable such Company and its Subsidiaries to –

1.2.40.1.1	convert any old order mining rights held by any of them to new order mining rights;

1.2.40.1.2	enable the granting and maintenance of prospecting rights and new order mining rights to such Company and its Subsidiaries by the Minister;

1.2.40.1.3	retain the prospecting and mining rights more fully detailed in Annexure A and all other prospecting and mining rights held by such Company and its Subsidiaries; and

1.2.40.2	all requirements contained in mining rights and prospecting rights held by such Company and its Subsidiaries for or relating to ownership participation by HDPs and HDSAs in such Company and its Subsidiaries or in such mining rights and/or prospecting rights;

1.2.41	“Parties” – collectively, the Companies, Exxaro and Australia Holdco and “Party” shall mean any of them as the context may require;

1.2.42	“Person” – includes any natural or juristic person;

1.2.43	“Pro Rata Proportion” of any amount or value and in relation to a Shareholder (“Relevant Shareholder”) as at a certain date (“Relevant Date”)—that portion (expressed as a percentage) of that amount or value as is calculated by multiplying that amount or value by the quotient obtained by dividing the number of Shares held by the Relevant Shareholder as at the Relevant Date by the number of all Shares in issue as at the Relevant Date;

1.2.44	“Remedial Plan” – a “Remedial Plan” as that term is defined in 15.1;

1.2.45	“Shares” – ordinary shares in the capital of a Company having the preferences, rights, limitations and other terms as set out in such Company’s MOI;

1.2.46	“Shareholder” – a holder of any Share from time to time and for the time being bound by this Agreement;

1.2.47	“Signature Date” - the date upon which this Agreement is signed by the signatory who signs it last;

1.2.48	“South Africa” – the Republic of South Africa;

1.2.49	“Specified Third Party” –a “Specified Third Party” as that terms is defined in 11.1.2;

1.2.50	“Subsidiary” – a “subsidiary” as that term is defined in section 1 of the Companies Act, including any Entity that would have been such a “subsidiary” if it had been a company incorporated in terms of the Companies Act;

1.2.51	“Tronox” – Tronox Limited (registration number ACN 154 709 332), a company incorporated and existing under the laws of the State of Western Australia;

1.2.52	“Verification Agency” – an independent verification agency that assesses the BEE status of any Person or Entity, which agency is accredited by the South African National Accreditation System (“SANAS”) or has been issued with a valid pre-assessment letter from SANAS and that has been approved by Australia HoldCo for this purpose in writing;

1.2.53	“ZAR” – South African Rand, the lawful currency of South Africa;

1.3	any reference to any statute, regulation or other legislation shall be a reference to that statute, regulation or other legislation as at the Signature Date, and as amended or substituted from time to time;

1.4	if any provision in a definition is a substantive provision conferring a right or imposing an obligation on any party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement;

1.5	where any term is defined within a particular clause other than 1.2, that term shall bear the meaning ascribed to it in that clause wherever it is used in this Agreement;

1.6	where any number of days is to be calculated from a particular day, such number shall be calculated as excluding such particular day and commencing on the next day. If the last day of such number so calculated falls on a day which is not a Business Day, the last day shall be deemed to be the next succeeding day which is a Business Day;

1.7	any reference to days (other than a reference to Business Days), months or years shall be a reference to calendar days, calendar months or calendar years respectively;

1.8	any term which refers to a South African legal concept or process (for example, without limiting the foregoing, winding-up or curatorship) shall be deemed to include a reference to the equivalent or analogous concept or process in any other jurisdiction in which this Agreement may apply or to the laws of which a party may be or become subject; and

1.9	the use of the word “including” followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s.

The terms of this Agreement having been negotiated, the contra proferentem rule shall not be applied in the interpretation of this Agreement.

2	INTRODUCTION

2.1	It is recorded that, on the Commencement Date and pursuant to the implementation of the transactions described in the Master Agreement –

2.1.1	all the Shares in each Company’s issued share capital will be held as follows –

2.1.1.1	Exxaro – Shares constituting 26% of the entire issued share capital of such Company; and

2.1.1.2	Australia HoldCo – Shares constituting 74% of the entire issued share capital of such Company.

2.2	The Parties are entering into this Agreement in order to regulate the relationship between –

2.2.1	the Shareholders inter se; and

2.2.2	the Shareholders and the Companies.

3	DURATION

3.1	This Agreement shall become effective and binding on the Commencement Date and each provision hereof shall, unless it expressly stipulates that it applies for a shorter or longer period, continue to bind each Shareholder for so long as it is a Shareholder.

3.2	Notwithstanding anything to the contrary in this Agreement, no Party shall be entitled to cancel this Agreement in any circumstances without the prior written consent of all Shareholders.

3.3	Any third party who becomes the holder of any Share shall become a Party to, and be bound by the terms and conditions set out in, this Agreement by executing and delivering to the other Parties a deed of accession in the form of Annexure B and a call option deed in the form attached hereto as Annexure C.

PART B – CORPORATE GOVERNANCE

4	APPOINTMENT AND REMOVAL OF DIRECTORS

4.1	The Board of each Company shall comprise of a maximum of five Directors (excluding alternative Directors).

4.2	Exxaro shall –

4.2.1	for so long as the Shares held by it constitute –

4.2.1.1	10% or more, but less than 26%, of all the Shares in the issued share capital of a Company, nominate for appointment one non-executive Director to the Board of that Company, who shall be an HDP and HDSA for so long as still required by the MPRDA and the Charter;

4.2.1.2	26% or more, but less than 40%, of all the Shares in the issued share capital of such Company, nominate for appointment two non-executive Directors to the Board of that Company, one of whom shall be an HDP and HDSA for so long as still required by MPRDA and the Charter;

4.2.2	for so long as it is entitled to nominate any Director in terms of 4.2.1 -

4.2.2.1	be entitled to nominate for appointment one or more alternate non-executive Director for each non-executive Director nominated by it in terms of 4.2.1; and

4.2.2.2	be entitled to request the removal of any non-executive Director (or alternate non-executive Director) nominated by it and elected to serve on the relevant Board;

4.2.3	if –

4.2.3.1	there is any change in the percentage of all the Shares in the issued share capital of a Company held by it and if Australia HoldCo requires it to do so, procure the immediate resignation of the requisite number of Directors previously nominated by it and elected to serve on the relevant Board (which resignation shall confirm, in writing, that the relevant resigning Director has no claims against such Company or any member of the Group) so that the total number of Directors nominated by it and serving on such Board shall always accord with the principles set out above; or

4.2.3.2	the continued membership on a Board of any Director previously nominated by it and elected to serve on the Board would contravene this Agreement or the Companies Act, procure the immediate resignation of that Director (which resignation shall confirm, in writing, that the relevant resigning Director has no claims against the relevant Company or any member of the relevant Group), and Exxaro shall indemnify the relevant Company and every member of the relevant Group against all loss, liability, damage, cost and expense which may be suffered or incurred by such Company and/or such Group as a result of any removal or resignation of each such Director.

4.3	Australia HoldCo shall –

4.3.1	be entitled to nominate for appointment all of the remaining Directors to the Board of each Company, each of which shall be designated as being either an executive Director or a non-executive Director;

4.3.2	be entitled to nominate for appointment one or more alternate non-executive Director for each non-executive Director nominated by it in terms of 4.3.1;

4.3.3	be entitled to request the removal of any Director (or alternate Director) nominated by it and elected to serve on the relevant Board;

4.3.4	if it ceases to own a majority of all the Shares in the issued share capital of a Company (other than as a result of any action taken pursuant to 15.4.1) and Exxaro requires it to do so, procure the immediate resignation of the requisite number of Directors previously nominated by it and elected to serve on the relevant Board (which resignation shall confirm, in writing, that the relevant resigning Director has no claims against such Company or any member of the Group) so that the total number of Directors nominated by it and serving on such Board corresponds to its then percentage ownership in such Company; and

4.3.5	if the continued membership on a Board of any non-executive Director previously nominated by it and elected to serve on the Board would contravene this Agreement or the Companies Act, procure the immediate resignation of that Director (which resignation shall confirm, in writing, that the relevant resigning Director has no claims against the relevant Company or any member of the relevant Group), and Australia HoldCo and Tronox shall jointly and severally indemnify such Company and every member of the relevant Group against all loss, liability, damage, cost and expense which may be suffered or incurred by such Company and/or such Group as a result of any removal or resignation of each such Director.

4.4	If the Shares held by Exxaro constitute more than 40% but less than a majority of all the Shares in the issued share capital of a Company, Exxaro and Australia HoldCo shall meet with one another in order to consider and discuss in good faith whether the relevant Board is to be reconstituted and, if so, how many Directors each of them may nominate for appointment to that Board and, if they reach agreement (in writing) to do so, shall implement such agreement.

4.5	Notwithstanding 4.2, 4.3 and 4.4, no Shareholder shall nominate any Person for election as a Director –

4.5.1	until after consultation with the other Shareholders on that nomination;

4.5.2	if that Person’s directorship will contravene this Agreement or the Companies Act.

4.6	Each Shareholder undertakes to co-operate with the other to procure –

4.6.1	the election as Director of any Person nominated by the other Shareholder in compliance with 4.2 or 4.3; and

4.6.2	the removal as Director of any Director previously nominated by the other Shareholder and now required by the other Shareholder to be removed as Director in compliance with 4.2 or 4.3,

and, for these purposes, shall vote in favour of or sign any resolution of Shareholders which is required to effect such election or removal.

4.7	The Parties shall procure that each Director and each alternate Director shall, prior to his appointment as such becoming effective (but save to the extent otherwise agreed in writing by the Company of which he is a Director), execute a written acknowledgement in which he -

4.7.1	acknowledges and agrees that, if he is a non-executive Director, he will not be an employee of such Company or any Subsidiary of such Company in his capacity as Director;

4.7.2	acknowledges and agrees that he will not have any claims against such Company or any Subsidiary of such Company for remuneration or compensation for services rendered to such Company or to any Subsidiary of such Company, or for reimbursement of expenses incurred in the business of the relevant Board in his capacity as Director other than such remuneration or reimbursement, if any, as may be approved by such Board; and

4.7.3	furnishes such Company with a postal address, facsimile number and e-mail address at which notice of meetings shall be given to him.

4.8	The Shareholders undertake to vote against any resolution for the removal of a Director, whether in terms of section 71 of the Companies Act or otherwise; provided that if such removal is required in terms of the foregoing provisions of this 4, then all of the Shareholders shall vote in favour of that resolution.

4.9	For so long as Australia HoldCo is the holder of a majority of the Shares of a Company, one of the Directors nominated by Australia HoldCo and elected to serve on the Board of such Company (the identity of whom shall be determined by Australia HoldCo) shall be the chairman of such Board.

4.10	The chairman of each Board shall chair and determine the procedure to be followed at all meetings of such Board and Shareholders, but shall not have a second or casting vote in addition to his deliberative vote.

5	MEETINGS OF DIRECTORS AND SHAREHOLDERS

5.1	Voting at meetings of a Board

5.1.1	At any meeting of a Board -

5.1.1.1	an alternate Director shall be entitled to attend, but shall not be entitled to speak or vote unless the Director to whom he is an alternate is absent therefrom;

5.1.1.2	each Director (or his alternate) shall have such number of votes at any meeting of such Board as constitutes the same percentage of the aggregate number of votes that could be cast by all Directors in office as is equal to the percentage of votes that could be cast at a meeting of Shareholders by the Shareholder who nominated such Director. This 5.1.1.2 shall be applied on the basis that if any Shareholder/s appointed more than one director but only one Director or alternate was present at that meeting and no alternate to any of the other such Directors was present at the meeting then that present Director or alternate shall be regarded as having been entitled to cast all such votes. If, however, more than one such Director and/or alternate to any such Director was present at such meeting then this 5.1.1.2 shall be applied on the basis that each such Director and/or alternate present at the meeting would have been entitled to cast such number of votes as is equal to the number that could have been cast if only one such Director was present divided by the number of Directors and/or alternates that were so present; and

5.1.1.3	subject to 5.1.2, a resolution of such Board shall be passed by a simple majority of the votes cast in the manner set out in 5.1.1.2 at a quorate meeting of such Board.

5.1.2	Any Director shall be entitled to refer any resolution that is pending before such Board and that the Companies Act or the relevant MOI does not specifically require such Board to consider, at any time prior to that resolution having been passed by such Board, to a meeting of the Shareholders, in which event the relevant matter shall cease to be in the domain of such Board and shall become a matter in the domain of the Shareholders.

5.2	Voting at meetings of Shareholders

5.2.1	At any meeting of Shareholders -

5.2.1.1	each Shareholder shall be entitled to cast one vote for every Share it holds; and

5.2.1.2	subject to the requirements of the Companies Act, a resolution of Shareholders shall be passed by a simple majority of the votes cast at a quorate meeting of Shareholders.

5.2.2	Notwithstanding 5.2.1.2, if either Company wishes to issue further Shares during the Empowerment Period in circumstances where the Shares held by Exxaro constitute 26% or more of all the Shares in the issued share capital of that Company, such Company shall only issue such further Shares –

5.2.2.1	if each of the Shareholders is offered the opportunity to subscribe for same in the same proportion in which they hold the Shares in such Company immediately prior to such issue; or

5.2.2.2	if done in accordance with the provisions of this Agreement.

5.2.3	In the event that Exxaro still qualifies as an HDP and HDPSA and fails to accept the offer referred to in clause 5.2.2 to subscribe for Shares, in writing, within five days of receiving such offer, then the relevant Company shall not be entitled to issue such further Shares to any third party, unless such Company issues such Shares to an Entity or Person that qualifies as an HDP and HDPSA in circumstances envisaged in 15.4.1.

5.3	Quorate meetings

5.3.1	Subject to 5.3.2, a quorum for a meeting of –

5.3.1.1	a Board shall be a Director (or his alternate) nominated by each Shareholder of the relevant Company which, at the time the resolution is called, is entitled to nominate a Director in terms of 4; or

5.3.1.2	the Shareholders of a Company shall be a representative of each Shareholder of such Company, present in person or by proxy, at the time the resolution is called.

5.3.2	Notwithstanding 5.3.1, if no quorum is present at any duly convened meeting of such Board or Shareholders within thirty minutes after the scheduled time for commencement of that meeting, the meeting shall be adjourned to be resumed at the same time and venue on the seventh day thereafter, or if that day is not a Business Day to the next succeeding Business Day. If at such adjourned meeting a quorum is not present within thirty minutes after the scheduled time for commencement of that meeting, the Directors or Shareholders, as the case may be, present shall, constitute a quorum. Written notice of each adjournment specifying the business to be dealt with at the adjourned meeting shall be given by the relevant Company to each of the Directors or Shareholders, as the case may be, forthwith after such adjournment. No business shall be transacted at the resumption of any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

5.4	Convening of Board meetings

Any Director may convene a meeting of a Board at any time by giving not less than seven days (or such lesser period as may be reasonable in the circumstances) written notice of such meeting to the other Directors and the relevant Company. Each such notice of a meeting of Directors shall include the proposed agenda of such meeting, provided that any such agenda may be amended on reasonable notice to the Directors. Any appointed alternate Director shall be entitled to receive notice of every meeting of Directors as if he was an actual Director.

5.5	Convening of Shareholders meetings

A Board or any Shareholder may convene a meeting of Shareholders of the relevant Company at any time by giving not less than ten Business Days written notice of such meeting to the other Shareholders and such Company.

PART C – FINANCIAL MATTERS

6	FUNDING

6.1	Funding of the Companies

6.1.1	If a Company requires funding in order to finance its capital expenditure and/or working capital requirements for purposes of conducting its business, then such Company shall either obtain such funding from third party, independent financiers, based on its own creditworthiness upon terms and conditions which are commercially acceptable in the opinion of its Board, or shall obtain such funding from Australia HoldCo upon arms’ length commercial terms and conditions that are acceptable to Australia HoldCo.

6.1.2	If Australia HoldCo does provide any loan funding to such Company, then (irrespective of the terms and conditions subject to which such loan funding was made available), such Company shall repay the relevant Loan Accounts where -

6.1.2.1	such Company becomes obliged to do so under the terms and conditions subject to which same was made available, or the Board resolves that such Company should do so;

6.1.2.2	a provisional or final order for the winding-up or judicial management of such Company is made by any court of competent jurisdiction or such Company is placed under supervision and business rescue proceedings (as contemplated in the Companies Act) commences in respect of such Company;

6.1.2.3	such Company passes a resolution for its voluntary liquidation or the commencement of business rescue proceedings (as contemplated in the Companies Act); or

such Company submits an offer of compromise or similar offer to its creditors generally (or otherwise becomes party to a compromise arrangement with its creditors generally).

6.2	Capitalisation of Loan Accounts

Australia HoldCo shall be entitled, by giving written notice (“Capitalisation Notice”) to a Company and the other Shareholders at any time after the Empowerment Period (or at any time during the Empowerment Period if doing so will not cause that Company to no longer comply with the Ownership Requirements), to require that the amounts owing to it on any Loan Account, or any part thereof, be capitalised (the amount so capitalised being referred to as the “Capitalised Amount”) immediately on the basis that –

6.2.1	such Company shall issue to Australia HoldCo such number of Shares as shall be equal to the Adjustment Shares (as defined below) and shall deliver the Share certificates in respect of such Adjustment Shares to Australia HoldCo at an aggregate subscription price equal to the Capitalised Amount on the basis that the Capitalised Amount shall be repaid to Australia HoldCo by the issue of those Adjustment Shares, which issue shall extinguish such Company’s obligation to repay the Capitalised Amount;

6.2.2	the number of Shares to be issued shall be computed by dividing the Capitalised Amount by the Fair Value per Share on the date of the Capitalisation Notice (or such other date specified in the Capitalisation Notice, which results in an application of the provisions of this 6.2 (“Adjustment Shares”). The Fair Value per Share that is to be utilised to calculate the number of Adjustment Shares shall be determined by dividing the Fair Value of such Company on the date referred to above by the aggregate number of Shares then in issue. If the number of Adjustment Shares calculated in accordance with the provisions of this 6.2 results in a fraction of a Share, then the result shall be rounded off to the nearest whole number.

7	DISTRIBUTIONS

7.1	Each Company shall (and the Shareholders shall procure that such Company does), as soon as practically possible after the finalisation of such Company’s audited financial statements for each financial year of such Company, make a Distribution to the Shareholders of such portion (but never exceeding the relevant portion determined by the Board for such purpose) of such Company’s after-tax profits for that financial year, after making provision for any tax on such Distribution and such Company’s anticipated working capital, capital expenditure and cash flow requirements, as would entitle Exxaro to a “trickle dividend” of at least ZAR260 000 from such Company.

7.2	The amount of ZAR260 000 referred to in 7.1 shall increase, on each anniversary of the Commencement Date, with the annual increase in the Consumer Price Index (all areas, all items) for the preceding twelve month period.

8	ACCOUNTS

It is recorded that -

8.1	the Auditors shall be Grant Thornton, or such other auditors as the relevant Board may from time to time determine;

8.2	the financial year of each Company shall end on 31 December of each year;

8.3	each Company shall procure that –

8.3.1	such Company’s books, records and accounts will be kept in compliance with the Companies Act and may be inspected by any Shareholder during normal business hours on reasonable notice to the Board; and

8.3.2	audited financial statements will be prepared as soon as possible after each financial year end, but in any event by not later than such date as Australia HoldCo may require.

9	FAIR VALUE

9.1	Whenever the Fair Value of any Share, undertaking, company, interest, business, asset and/or the like is required to be determined in terms of this Agreement, such Fair Value shall mean the Fair Value of such Share, undertaking, company, interest, business, asset and/or the like, agreed between the relevant Shareholders in writing, or failing such agreement after a period of thirty days after which such agreement has been called for, the Fair Value determined by a valuation expert contemplated in 9.2.

9.2

Any failure to agree in writing on the Fair Value as contemplated in 9.1 shall be deemed for the purposes of this Agreement to be a dispute which shall be referred for determination to such valuation expert as the Shareholders may agree in writing to appoint or, if no such agreement is concluded within seven days after any Shareholder requests it, such independent and adequately experienced and qualified investment bank as may be appointed at the request of any Shareholder by the President for the time being of the South African Institute of Chartered Accountants (who may determine in his discretion whether such investment bank is independent and adequately experienced and qualified). Any such valuation expert shall be appointed on the basis that -

9.2.1	the valuation expert shall act as an expert and not as arbitrator, but shall call for and consider any written submissions which any such forced sale party may wish to submit;

9.2.2	the determination of the valuation expert shall, in the absence of manifest error, be final and binding on the Shareholders;

9.2.3	the valuation expert shall give written reasons for his decision;

9.2.4	the valuation expert shall be requested to give his decision as soon as possible and in any event within twenty-one days after he is appointed;

9.2.5	the Fair Value in question, as the case may be, shall be determined by the valuation expert by the use of such accepted valuation methodology as the valuation expert may deem appropriate, but the valuation expert shall not take into account whether any interest represents a majority or minority interest, as the case may be.

9.3	The valuation expert may determine which one or more of (and the proportions in which) the Shareholders shall bear the valuation expert’s costs and charges, but such costs and charges shall in the absence of such a determination be borne by the Shareholders in their Pro Rata Proportions; provided that for purposes of a Deemed Offer in terms of 14, such costs and charges shall be borne by the Deemed Offeror referred to in 14.1.

9.4	If any valuation expert’s charges and any other costs have to be paid before that expert has made his award in respect thereof, the Shareholders shall pay such charges and costs in their Pro Rata Proportions, pending any determination as to liability therefor by that expert; provided that for purposes of a Deemed Offer in terms of 14, such costs and charges shall be borne by the Deemed Offeror referred to in 14.1.

PART D – DISPOSALS

10	RESTRICTION ON DISPOSAL AND ENCUMBRANCE OF THE SHARES

10.1	Restrictions

10.1.1	Exxaro shall not –

10.1.1.1	for the duration of the Empowerment Period, Dispose of or Encumber any of its Shares or any of its rights or interest therein (or enter into any option, derivative or other transaction, the effect of which is or will be (i) to Dispose of or Encumber or (ii) to require it to Dispose of or Encumber (iii) to have the same economic effect as a Disposal or Encumbrance of any of its Shares or any of its rights or interest therein), save as is specifically otherwise agreed to in writing by all the other Shareholders or specifically permitted by this Agreement and then only to an Entity or Person that is an HDP and HDSA that (notwithstanding any other provision of this Agreement) has been approved by Australia HoldCo in writing and otherwise in compliance with the remaining provisions of this 10.1; and

10.1.1.2	after expiry of the Empowerment Period, Dispose of or Encumber any of its Shares or any of its rights or interest therein (or enter into any option, derivative or other transaction, the effect of which is or will be (i) to Dispose of or Encumber or (ii) to require it to Dispose of or Encumber (iii) to have the same economic effect as a Disposal or Encumbrance of any of its Shares or any of its rights or interest therein), save as is specifically otherwise agreed to in writing by all the other Shareholders or specifically permitted by this Agreement and then only in compliance with the remaining provisions of this 10.1.

10.1.2

Australia HoldCo shall not Dispose of or Encumber any of its Shares or any of its rights or interest therein (or enter into any option, derivative or other transaction, the effect of which is or will be (i) to Dispose of or

Encumber or (ii) to require it to Dispose of or Encumber or (iii) to have the same economic effect as a Disposal or Encumbrance of any of its Shares or any of its rights or interest therein) save as is specifically otherwise agreed to in writing by all the other Shareholders or specifically permitted by this Agreement and then only in compliance with the remaining provisions of this 10.1.

10.1.3	A Shareholder may only Dispose of any of its Shares and/or any portion of the Loan Account with respect to the relevant Company if –

10.1.3.1	in one and the same transaction it also Disposes of that portion of such Loan Account, if any, (its “Corresponding Loan Account”) which bears the same proportion to its entire Loan Account as the number of Shares so Disposed of bear to the aggregate number of that Shareholder’s Shares in such Company; and

10.1.3.2	each Person acquiring the Shares and Corresponding Loan Account so Disposed of (“Third Party Acquirer”) has executed and delivered to each Party a deed of accession in the form of Annexure B and shall conclude and execute a call option agreement in the Form of Annexure C. Such deed of accession and call option deed shall become effective upon the Third Party Acquirer’s acquisition of the Shares and Corresponding Loan Account so disposed of, whereupon all rights and obligations of the disposing Shareholder in terms of this Agreement shall, save to the extent provided for in this Agreement in respect of rights that are personal to a Party, be assigned to the Third Party Acquirer, and all references in this Agreement to the disposing Shareholder shall, to the extent of such assignment, be deemed to be references to the Third Party Acquirer. If the disposing Shareholder did not Dispose of all of his Shares to a single Third Party Acquirer, then the assignment of the disposing Shareholder’s rights and obligations referred to above shall be to the extent of and proportional to such Disposal.

10.2	Registration of transfers

If any Shareholder (“Disposer”) Disposes of its Shares in a Company in accordance with this Agreement, then transfer thereof shall thereafter be registered and recorded by the relevant Directors as soon as possible, unless such Directors have not been satisfied, in such manner as they may reasonably require, that the Disposal of such Shares conforms with the requirements of this Agreement.

10.3	Intra-group transfers

Subject to the BEE Undertakings and subject to any such statutory, governmental or regulatory approval as may be required, any Shareholder shall be entitled, at any time, to Dispose of all of its Shares in a Company and Corresponding Loan Account to any wholly-owned Subsidiary of such Shareholder (“Transferee”) without first offering such Shares and Corresponding Loan Account to the other Shareholders in accordance with 11 and on the basis that the provisions of 12 shall not be applicable; provided that –

10.3.1	prior to such Disposal, the disposing Shareholder shall have been appointed in writing as the sole and exclusive agent and attorney in rem suam of the Transferee to perform all of the duties and exercise all of the rights of the Transferee in relation to this Agreement, the other Shareholders and such Company, to the exclusion of all other Persons (including the Transferee);

10.3.2	the disposing Shareholder shall be deemed to have bound itself in favour of the other Parties as surety for and co-principal debtor in solidum with the Transferee for all of the obligations of the Transferee under this Agreement (including the written undertaking referred to in 10.3.3) and, without limiting the foregoing, the disposing Shareholder further undertakes to procure compliance by the Transferee with its obligations under this Agreement;

10.3.3	prior to such Disposal, the disposing Shareholder delivers to the other Parties a written undertaking from the Transferee in which the Transferee has undertaken to accede to and agreed to be bound by the Australian Shareholders’ Agreement (on the basis and in the form required under the Australian Shareholders’ Agreement) and to -

10.3.3.1	be bound by and comply with all the provisions of this Agreement, and it appoints a Domicilium for the purposes of this Agreement; and

10.3.3.2	transfer the beneficial ownership of its Shares and Corresponding Loan Account back to the disposing Shareholder (or to any other Entity which would qualify as a Transferee to which the disposing Shareholder would be entitled to Dispose of such Shares in terms of this 10.3) in the event of the Transferee ceasing to be a wholly-owned Subsidiary of the disposing Shareholder for any reason whatsoever, failing which the Transferee shall be deemed to have made an offer in terms of 14.1.3.

10.4	Compliance

10.4.1	The share certificate for each Share shall have the following endorsement clearly marked on it -

“The shares represented by this certificate (and any disposal, transfer or encumbrance thereof) are subject to the provisions of a shareholders’ agreement between, inter alia, the holder of these shares and the other shareholder/s of the company.”

10.4.2

If any Shareholder (“Defaulting Transferor”) fails to deliver any Delivery Documents to any Person who purchases or acquires any Shares and the Corresponding Loan Account from that Defaulting Transferor pursuant to 11, 12 or 14 of this Agreement after payment therefor has been made or tendered by that Person, then any Director of the relevant Company shall be and hereby is irrevocably authorised and appointed as the attorney and agent of that Defaulting Transferor to sign, execute and implement all such documents as may be necessary to effect delivery, against such payment having been or being made to the Defaulting Transferor or to such Company in trust for the Defaulting Transferor, of the Delivery Documents, transfer those Shares and Corresponding Loan Account to that Person and issue or procure the issue of new share certificates in respect of the Shares in the name of that Person.

11	PRE-EMPTIVE RIGHTS

11.1	Obligation to offer

Subject to 10.1 and 11.6, if a Shareholder (“Offeror”) wishes to Dispose of any of its Shares in a Company and the Corresponding Loan Account, it shall not be entitled to do so unless –

11.1.1	such Disposal complies with 10, 11.5 and 13.3; and

11.1.2	the Offeror has identified a bona fide third party (“Specified Third Party”) who has offered in writing (“Proposal”) to purchase its Shares and Corresponding Loan Account for a cash price (which shall, for the purpose of the Tag Along Right in 12, be expressed and payable in South African currency, but may, subject to 11.5.2.1, provide for payment to the Offeror in a foreign currency) and the Offeror has first offered in writing (“Offer”), in accordance with 11.2, to sell those Shares and Corresponding Loan Account (“Subject Interest”) to the other Shareholders (“Offerees”).

Any Offeree(s) who accept the Offer are referred to herein as the “Purchasers” and the agreement arising from their acceptance of the Offer is referred to herein as the “Resultant Sale”. For the avoidance of doubt, it is recorded that if a Shareholder wishes to Dispose of its Shares and Corresponding Loan Account to another Shareholder (other than in circumstances in which this Agreement allows that Disposal without the application of this 11), then this 11 shall apply and that other Shareholder shall be the Specified Third Party referred to in this 11.1.

11.2	The Offer

The Offer shall -

11.2.1	be in writing and be accompanied by a true and complete copy of the Proposal and shall be copied to the relevant Company;

11.2.2	be irrevocable and open for acceptance by the Offeree(s) –

11.2.2.1	for a period of sixty Business Days (“Offer Period”) following the date (“Offer Date”) stipulated for this purpose in the Offer, which shall not be earlier than the date of receipt of the Offer by such Company;

11.2.2.2	subject to 11.3, in their Pro Rata Proportions as at the Offer Date (or in such other proportions as may be agreed in writing by the Offerees) on the basis that each Offeree shall be entitled to purchase that proportion of the Subject Interest;

11.2.3	stipulate a cash price (expressed and payable in South African currency) payable for the Subject Interest at which the Offeror wishes to sell the Subject Interest to the Offerees, which shall be no higher than the price at which the Offeror wishes to sell the Subject Interest to the Specified Third Party in terms of the Proposal. The Offer shall, in accordance with the Proposal, also stipulate whether the Offeror or the Purchasers shall pay any securities transfer tax payable in respect of the Resultant Sale. The Offer shall also stipulate the details of the South African bank account into which the Offeror requires the purchase price to be paid;

11.2.4	stipulate the name and identity number (if a natural Person) or registration number (if a juristic Person) of the Specified Third Party and –

11.2.4.1	if the Specified Third Party is an agent, the name of its ultimate principal;

11.2.4.2	if the Specified Third Party is a juristic Person or trust, the names of all Persons who Control the Specified Third Party or have a direct or indirect proprietary interest in excess of 10% therein;

11.2.5	provide that the Resultant Sale will not be subject to any condition except the suspensive conditions -

11.2.5.1

that all regulatory approvals (if any) which are necessary for the implementation of the Resultant Sale, are granted unconditionally (or subject to such conditions of approval as may be consented to in writing by the Parties affected thereby) within ninety days after acceptance of the Offer; provided that if any such approval is not obtained within such ninety day period and the Purchasers have exercised all reasonable endeavours to procure such regulatory approvals, then the reference to ninety days in this 11.2.5.1 shall be deemed to be a reference to the period expiring on the earlier of (i) the 180th day after expiry of that ninety day period, (ii) the date upon which the Purchasers exhaust all remedies available to them to obtain such approval without obtaining such regulatory approvals, and (iii) the date upon which the Purchasers cease exercising all reasonable endeavours to obtain such regulatory approvals; provided further that the Offeror and the Purchasers shall be obliged to use all reasonable endeavours to procure that all such regulatory approvals are obtained as expeditiously as possible and any Offeree who does not accept the Offer shall promptly provide the Offeror and the Purchasers with such information as they reasonably require for this purpose; and

11.2.5.2	if the Offeror so stipulates in the Offer and the Proposal also provides for such release as a suspensive condition, that the Offeror be released from all obligations which the Offeror may have in terms of or in connection with any Guarantee for the obligations of such Company (or any member of the Group) by no later than the last day for fulfilment of the condition in 11.2.5.1 or, if that condition is not applicable, within thirty days after acceptance of the Offer. The Purchasers shall use all reasonable endeavours to procure such release; provided that the Purchasers shall not be obliged to effect any payment, provide any security (other than, to the extent permissible in law, their own Guarantees) or to procure any variation of the terms of such Guarantee to procure any such release;

11.2.6	be capable of acceptance only by an Offeree giving written notice to that effect to the Offeror within the Offer Period. Such notice may include an Additional Acceptance referred to in 11.3.1, which Additional Acceptance will become relevant if there is any Surplus Interest referred to in 11.3.2;

11.2.7	oblige the Offeror to give the Purchasers a written notice informing the Purchasers of the fulfilment or failure, as the case may be, of each suspensive condition as soon as the Offeror becomes aware thereof;

11.2.8	include a warranty to the Purchasers that as at the Offer Date and the date of payment and delivery referred to in 11.4 and in relation to the Shares and Loan Account included in the Subject Interest -

11.2.8.1	the Offeror is the sole beneficial owner of those shares and Loan Account and is the registered holder of those Shares;

11.2.8.2	the Offeror is entitled and able to give free and unencumbered title to those Shares and Loan Account to the Purchasers; and

11.2.8.3	save as provided for in this Agreement, no Person has any existing or future right (including an option or right of first refusal) to acquire any of those Shares and Loan Account; and

11.2.9	not contain any other term.

11.3	Deemed acceptance

If -

11.3.1	any Offeree (“Surplus Offeree”) accepts the entire Offer to it and in such acceptance also accepts to any extent (“Additional Acceptance”) the Offer of Subject Interest to any other Offeree referred to in 11.3.2; and

11.3.2	any other Offeree does not accept the Offer in respect of certain of the Subject Interest (“Surplus Interest”) Offered to it in terms of 11.1,

then the Surplus Interest shall be deemed, on the expiry of the Offer Period, to have been offered to the Surplus Offeree(s) in their Pro Rata Proportions at the time of the Offer and shall to the extent of their Additional Acceptances be deemed to have been accepted by the Surplus Offeree(s). If, after that deemed offer and acceptance, there remain any Surplus Interest in respect of which the Offer has not been deemed to be accepted, then the deemed offer and acceptance provided for in this 11.3 shall be repeated as many times as is necessary to ensure that either there are no more Surplus Interest in respect of which the Offer has not been accepted or there is no remaining Additional Acceptance which could (in terms of this 11.3) result in Surplus Interest being sold to a Surplus Offeree, whichever occurs sooner. The Offeror shall give written notice of the circumstances referred to in 11.3.1 and 11.3.2 to all the Offerees.

11.4	Closing of Resultant Sale

If any Resultant Sale is or becomes unconditional, then, unless otherwise agreed in writing between the Offeror and the Purchasers, on the seventh day after the later of the date of expiry of the Offer Period and the date of fulfilment of the suspensive conditions to the Resultant Sale -

11.4.1	the purchase price payable in terms of the Resultant Sale shall be paid by the Purchasers to the Offeror against compliance by the Offeror with 11.4.2. Such purchase price shall be paid by way of electronic transfer into the Offeror’s bank account, free of set-off or other deduction. Unless otherwise provided in the Offer, the Purchasers shall also pay any securities transfer tax payable in respect of the implementation of the Resultant Sale on the due date for payment thereof;

11.4.2	the Offeror shall deliver the Delivery Documents to the Purchasers at the relevant Company’s registered office against receipt by the Offeror of proof that payment has been made in terms of 11.4.1.

All rights and obligations of the Purchasers in terms of this 11.4 shall be in the proportions in which they purchase the Subject Interest.

11.5	Sale to Specified Third Party

11.5.1	Subject to the provisions of 10 and 15, if, after the application of 11.1 and 11.3, the Subject Interest is not purchased by the Offeree(s), because -

11.5.1.1	the Offer is not accepted or deemed to be accepted; or

11.5.1.2	the Offer is accepted but the sale arising therefrom cannot be implemented because a suspensive condition thereto is not fulfilled,

then the Offeror shall, subject to 10 and 15, and provided that the Offeror first delivers to the other Shareholders a copy of all agreements between the Offeror and the Specified Third Party relating to the sale to the Specified Third Party and a certificate signed by a Director of the Offeror certifying that that sale complies with this Agreement, be entitled -

11.5.1.3	in the circumstances referred to in 11.5.1.1, within thirty days after the date of expiry of the Offer Period;

11.5.1.4	in the circumstances referred to in 11.5.1.2, within thirty days after the date of non-fulfilment of the suspensive condition referred to in 11.5.1.2,

to sell all (and not some only) of the Subject Interest to the Specified Third Party named in the Offer at a price not lower and on terms and conditions not more favourable to the Specified Third Party than those of the Offer. If the Offeror does not so sell (whether or not subject to any condition) its Subject Interest to such Specified Third Party within such thirty day period, or if the Offeror does so sell but such sale fails due to any suspensive condition of such sale, all of the foregoing provisions of this 11 shall apply again de novo.

11.5.2	It is agreed that –

11.5.2.1	for the purposes of 11.5.1, a price expressed and payable by the Specified Third Party in a foreign currency will not constitute a more favourable term so long as that price is not less than the spot rate equivalent as at the Offer Date (as quoted by any one of the five largest South African banks) of the South African currency price stated in the Offer; and

11.5.2.2

it shall be a suspensive condition to any proposed sale in terms of 11.5.1 that all regulatory approvals which are necessary for the implementation of that sale, are granted unconditionally (or subject to such conditions as may be approved in writing by the parties affected thereby) within ninety days after expiry of the applicable thirty day period referred to in respectively 11.5.1.3 or 11.5.1.4; provided that if any such approval is not obtained within such ninety day period and the Offeror and the Specified Third Party have exercised all reasonable endeavours to procure such regulatory approvals, then the reference to ninety days in this 11.5.2.2 shall be deemed to be a reference to the period expiring on the earlier of, (i) the 180th day after expiry of that ninety day period, (ii) the date upon which the Offeror and the Specified Third Party exhaust all remedies available to them to obtain such approval without obtaining such regulatory approvals, (iii) and the date upon which the Offeror and the Specified Third Party cease exercising all reasonable endeavours to obtain such regulatory approvals; provided further that the Offeror and the Specified Third Party shall be obliged to use all reasonable endeavours to procure that all such regulatory approvals are obtained as expeditiously as possible.

11.6	Regulatory approvals and inappropriate Specified Third Parties

11.6.1	During the Empowerment Period, Exxaro shall not be entitled to Dispose of any of its Shares in terms of 11.5 to any Specified Third Party unless Exxaro believes, and confirms in writing to the Offeree(s) simultaneously with delivering the proposal referred to in 11.2.1 to the Offeree(s), that a sale of the Shares to the Specified Third Party will be in compliance with and subject to all applicable regulatory approvals, including (without limitation) the approval by the Minister (in the manner referred to in 11.6.2).

11.6.2	Without limiting the generality of 11.6.1, it shall be a suspensive condition to any proposed sale by Exxaro of any Shares in terms of 11.5 to any Specified Third Party during the Empowerment Period that –

11.6.2.1	the relevant Company shall have received either –

11.6.2.1.1	the written approval of the Minister for such sale on the basis that the Minister shall in that approval have confirmed that the identity of that Specified Third Party and the shareholding of that Specified Third Party in such Company that will result from that sale shall satisfy the Ownership Requirements, so that the ability of such Company and its Subsidiaries to retain existing prospecting rights and/or mining rights and in future obtain prospecting rights and mining rights shall not be prejudiced as a result of the proposed sale to that Specified Third Party; or

11.6.2.1.2	a written opinion from legal advisers appointed by such Company and approved by Australia HoldCo which confirms that, after such sale, the shareholding of that Specified Third Party in such Company shall satisfy the Ownership Requirements; and

11.6.2.2	if so required by written notice from Australia HoldCo, this Agreement shall have been amended in such manner as Australia HoldCo may reasonably require to ensure that the provisions of this Agreement which apply to Exxaro will have the equivalent effect on the Specified Third Party (and its direct and indirect shareholders) as they had on Exxaro (and its direct and indirect shareholders). Exxaro hereby agrees to sign such amendment as may be required to give effect to this 11.6.2.2.

12	COME ALONG

If Australia HoldCo has made an Offer of its entire Shareholding in the Company in terms of 11.1 to all of the other Shareholders and –

12.1	Australia HoldCo has stated in that Offer that it intends to accept the Proposal which accompanies that Offer and to invoke this 12; and

12.2	in terms of that Proposal –

12.2.1	the Specified Third Party will purchase, in one transaction, from all of the Shareholders on terms and conditions which treat the same instruments included in the Total Interest in the same way, all of the Shares of all of the Shareholders for a price payable in cash in South African Rand within seven days after fulfilment of the condition precedent referred to in 12.2.2;

12.2.2	the sale that will result from acceptance of the proposal is not subject to any condition other than the suspensive condition that all regulatory approvals (if any) which are necessary for the implementation of that sale are granted unconditionally (or subject to such conditions as may be approved in writing by the parties affected thereby) within ninety days after acceptance of the proposal; provided that if such approval is not obtained within such ninety day period and the Specified Third Party has exercised all reasonable endeavours to procure such regulatory approvals, then such ninety day period shall be deemed to be extended so as to expire on the earlier of -

12.2.2.1	the 180th day after the expiry of that ninety day period;

12.2.2.2	the date upon which the Specified Third Party exhausts all remedies available to it to obtain such approval without obtaining such regulatory approvals; and

12.2.2.3	the date upon which the Specified Third Party ceases exercising all reasonable endeavours to obtain such regulatory approvals,

provided further that the Parties and the Specified Third Party shall be obliged to use all reasonable endeavours to procure that all such regulatory approvals are obtained as expeditiously as possible; and

12.3	either -

12.3.1	that Offer in terms of 11.1 is not accepted in full; or

12.3.2	that Offer is accepted in full but the suspensive conditions thereto are not fulfilled,

then, within five Business Days thereafter, (i) Exxaro may exercise its “Put Option” (as defined in the Australian Shareholders’ Agreement) with respect to the relevant Shares and Australia Holdco (or Tronox, as the case may be) may exercise its “Call Option” (as defined in the Australian Shareholders’ Agreement) with respect to the relevant Shares, under and in accordance with the provisions of the Australian Shareholders’ Agreement, and (ii) if Exxaro has not exercised its “Put Option” and Australia HoldCo (or Tronox, as the case may be) has not exercised its “Call Option” during such five Business Day period, then, following the expiry of that period, Australia HoldCo shall have the right to accept that Proposal, whereupon the other Shareholders shall be obliged to accept and be deemed to have accepted that Proposal. Australia HoldCo and the other Shareholders shall thereafter give effect to the sale and cession arising from acceptance of that Proposal.

13	TAG ALONG

13.1	If Australia HoldCo makes an Offer of its relevant Subject Interest in terms of 11.1, and if Exxaro -

13.1.1	does not accept that Offer in whole in terms of 11.1; or

13.1.2	does accept that Offer in whole in terms of 11.1 but the suspensive conditions thereto are then not fulfilled,

then Exxaro may within five Business Days thereafter (i) exercise its “Put Option” (as defined in the Australian Shareholders’ Agreement) with respect to the relevant Shares under and in accordance with the provisions of the Australian Shareholders’ Agreement, or (ii) give written notice to the Offeror/s within the Tag Along Period stating that Exxaro exercises its right in terms of this 13 (“Tag Along Right”).

13.2	The “Tag Along Period” shall mean any time within the Offer Period in terms of 11.2 and, if the Offer is accepted but the suspensive conditions thereto are not fulfilled, at any time within the period of seven days after Australia HoldCo gives the written notice of such non-fulfilment to Exxaro. Australia HoldCo shall be obliged to give Exxaro written notice of any such non-fulfilment as soon as it becomes aware thereof.

13.3	If Exxaro exercises its Tag Along Right, then Australia HoldCo shall, notwithstanding 11.5, not be entitled to sell the Subject Interest to the Specified Third Party unless Australia HoldCo procures that the Specified Third Party also purchases all of the relevant Shares and Loan Accounts of Exxaro at the same time and on same terms and conditions which, when compared to those on which Exxaro sells its Subject Interest to the Specified Third Party, treat the Subject Interest of Australia HoldCo and the relevant Shares and Loan Accounts of Exxaro in the same way.

14	DEEMED OFFER

14.1	A “Trigger Event” shall be deemed to have occurred in relation to –

14.1.1	any Shareholder, if that Shareholder becomes (whether voluntarily or otherwise) subject to any provisional or final order for its sequestration, curatorship, liquidation, winding-up, judicial management, business rescue or is made subject to any similar or equivalent disability in any other relevant jurisdiction or is deregistered; provided that any Shareholder that is a juristic person (“Requesting Shareholder”) may request the prior written approval of the other Shareholders for the Requesting Shareholder to become subject to any such liquidation, winding-up, or deregistration in solvent circumstances, and the other Shareholders may not withhold such approval unreasonably if the Requesting Shareholder is engaged in a bona fide restructuring which will not prejudice the other Shareholders;

14.1.2	any Shareholder, if that Shareholder compromises or offers to compromise with its creditors generally; or

14.1.3	any Shareholder, if that Shareholder breaches any material provision of this Agreement; provided that –

14.1.3.1	if such breach is remediable, then no Trigger Event shall be deemed to have occurred unless such breach is not remedied within thirty days after any other Party has called for such remedy in writing;

14.1.3.2	it is recorded for the avoidance of doubt that a failure by a Shareholder to pay or advance any loan as referred to in 6.1 shall not constitute a Trigger Event; and

14.1.3.3	this 14.1.3 shall not detract from the other remedies in law of the other Parties as a result of any such breach,

then that Shareholder shall be the Deemed Offeror (“Deemed Offeror”) referred to in 14.2. A Company shall give written notice to each Shareholder as soon as it becomes aware that any Trigger Event has occurred and each Shareholder which becomes aware that any Trigger Event has occurred shall, if such Company has not already given such a notice in respect of that Trigger Event, give such Company written notice of such Trigger Event.

14.2	If a Trigger Event is deemed to have occurred, then the Deemed Offeror shall be deemed, on the day (“Offer Date”) prior to the occurrence of such Trigger Event, to have offered (“Deemed Offer”) to sell its relevant Shares and the Corresponding Loan Account (“Offered Interest”) to the remaining Shareholders (“Deemed Offerees”).

14.3	The Deemed Offer shall be on the following terms and conditions -

14.3.1	the Deemed Offer shall, subject to 14.3.3, be deemed to have been made to all the Deemed Offerees in their Pro Rata Proportions as at the Offer Date (or in such other proportions as may be agreed in writing by the Deemed Offerees) on the basis that each Deemed Offeree shall be entitled to purchase that proportion of the Offered Interest;

14.3.2	the Deemed Offerees shall each be entitled (but not obliged), by giving the Deemed Offeror and such Company written notice to that effect (“Sale Notice”), within the Deemed Offer Period to purchase from the Deemed Offeror, any portion of the Offered Interest that has been deemed to be offered to them (the Offered Interest so purchased is herein referred to as “Sale Interest”). In addition, the Deemed Offerees may in the Sale Notice accept the Deemed Offer of the Offered Interest to any other Deemed Offeree. The date of receipt by such Company of the Sale Notice is referred to as the “Sale Date”. The “Deemed Offer Period” for each Deemed Offeree shall mean the period expiring sixty days after the later of -

14.3.2.1	the date on which it receives the notice referred to in 14.1; or

14.3.2.2	the date on which the Sale Price is determined as referred to in 14.4.1;

14.3.3	if -

14.3.3.1	a Deemed Offeree (“Further Offeree”) accepts the entire Deemed Offer to it and in such acceptance also accepts to any extent (“Further Acceptance”) the Deemed Offer of the Offered Interest to any other Deemed Offeree; and

14.3.3.2	any other Deemed Offeree does not accept the Deemed Offer to it in respect of certain of the Offered Interest (“Available Interest”),

then the Available Interest shall be deemed on the expiry of the Deemed Offer Period to have been offered to the Further Offerees in their Pro Rata Proportions at the time of the Deemed Offer and shall, to the extent of their Further Acceptances, be deemed to have been accepted by the Further Offerees. The Available Interest so purchased will form part of the Sale Interest. If, after that Deemed Offer and acceptance, there remains any Available Interest in respect of which the offer has not been deemed to be accepted, then the Deemed Offer and acceptance provided for in this 14.3.3 shall be repeated as many times as is necessary to ensure that either there is no Available Interest in respect of which the offer has not been accepted or there is no remaining Further Acceptance which could (in terms of this 14.3) result in an Available Interest being sold to a Further Offeree, whichever occurs sooner. The Company shall give written notice of the circumstances referred to in 14.3.3.1 and 14.3.3.2 to all the Deemed Offerees.

14.4	If the Deemed Offer is accepted by any of the Deemed Offerees (“Acquirers”) and (after the application of 14.3.3) the Deemed Offer of the entire relevant Offered Interest has been accepted, then the Deemed Offeror shall be deemed to have sold the Offered Interest to the Acquirers on the following terms and conditions -

14.4.1	the price (“Sale Price”) for the Sale Interest shall be the Fair Value thereof, which shall be payable in cash in South African currency. Any Shareholder may request agreement on, or an expert determination of, the Fair Value as soon as a Trigger Event occurs, as contemplated in 9 even though the Deemed Offer has not yet been accepted;

14.4.2

the sale of the Sale Interest shall be subject to the suspensive conditions that all regulatory approvals (if any) which are necessary for the implementation of that sale, are granted unconditionally (or subject to such conditions as may be approved in writing by the Parties affected thereby) within ninety days after acceptance of the Deemed Offer; provided that if any such approval is not obtained within such ninety day period and the Acquirers who accepted the Deemed Offer have exercised all reasonable endeavours to procure such regulatory approvals, then the reference to ninety days in this 14.4.2 shall be deemed to be a reference to the period expiring on the earlier of (i) the 180th day after expiry of that ninety day period, (ii) the date upon which the Acquirers exhaust all remedies available to them to obtain such approval without obtaining such regulatory approvals, and (iii) the date upon which the Acquirers cease exercising all reasonable endeavours to obtain such regulatory approvals; provided further that the Deemed Offeror and the Acquirers shall be obliged to use all reasonable endeavours to procure that all such regulatory approvals are obtained as expeditiously as possible;

14.4.3	the Acquirers shall pay the Sale Price to the Deemed Offeror on the twenty-first day after the later of -

14.4.3.1	the Sale Date or, if applicable, the date on which the expert referred to in 9 advises the Parties in writing of its determination of the Sale Price; and

14.4.3.2	the date of fulfilment of the suspensive conditions referred to in 14.4.2,

(“Delivery Date”) against delivery of the Delivery Documents. The Acquirers shall pay any securities transfer tax payable in respect of such sale;

14.4.4	the Deemed Offeror shall be deemed to warrant to each Deemed Offeree who accepts the Deemed Offer that as at the Delivery Date -

14.4.4.1	the Deemed Offeror is the sole beneficial owner of the Offered Interest;

14.4.4.2	save as provided for in this Agreement, the Deemed Offeror is entitled and able to give free and unencumbered title to the Offered Interest to the Acquirers;

14.4.4.3	save as provided for in this Agreement, no Person has any existing or future right (including an option or right of first refusal) to acquire any of the Offered Interest; and

14.4.5	all rights and obligations of the Acquirers in terms of this 14.4 shall be joint (not joint and several) in the proportions in which they purchase the Sale Interest.

PART E – RELATIONSHIPS BETWEEN THE COMPANY AND ITS SHAREHOLDERS

15	BEE UNDERTAKINGS

15.1	If, during the Empowerment Period, a Company ceases to satisfy the Ownership Requirements for any reason whatsoever (other than as a direct result of the Ownership Requirements being increased after the Commencement Date by virtue of a law of general application), Exxaro shall –

15.1.1	forthwith on the occurrence of such event notify Australia HoldCo and all other Shareholders thereof in writing, giving full details in such notice of the event that occurred and the reasons therefor;

15.1.2	within fifteen days of so notifying Australia HoldCo (or, if earlier, within twenty days of the occurrence of such event) notify the DMR thereof and agree with the DMR, in writing, a grace period (“Grace Period”) within which the position is to be remedied;

15.1.3	within ninety days of the occurrence of such event (or such shorter period as the DMR may require in this regard) prepare and submit to Australia HoldCo a detailed written remedial action plan setting out the manner in which it suggests the position may be remedied and the detailed steps that it suggests be taken to remedy the position;

15.1.4	in the event that:

15.1.4.1	such remedial action plan proposes changes to the shareholding in, or structure of, (i) either Company or (ii) any of their respective Subsidiaries or would adversely affect the interests of Australia HoldCo or either Company or any of their respective Subsidiaries, within fifteen days of so submitting such remedial action plan to Australia HoldCo, reach written agreement with Australia HoldCo on a final remedial action plan (both Australia HoldCo and Exxaro acting reasonably) (“Remedial Plan”). In the event that Australia HoldCo unreasonably fails to agree to a Remedial Plan, then Australia HoldCo and Tronox shall jointly and severally indemnify Exxaro against all losses, liabilities, damages, costs and expenses of any nature whatsoever which Exxaro may suffer or incur in connection with the unreasonable failure by Australia HoldCo to agree to such Remedial Plan, or

15.1.4.2	the Remedial Plan relates only to changes to Exxaro itself or its shareholders then Exxaro shall be entitled to proceed to implement such Remedial Plan after consultation with Australia HoldCo and shall not require the agreement of Australia HoldCo to such Remedial Plan, and save in the circumstances referred to in 15.1.4.1, in relation to the unreasonable failure by Australia HoldCo to agree to the Remedial Plan, Exxaro shall indemnify Tronox, Australia Holdco, each Company and their respective Subsidiaries against all losses, liabilities, damages, costs and expenses of any nature whatsoever which Tronox, Australia HoldCo, either Company or any such Subsidiary may suffer or incur in connection with such Remedial Plan or the implementation thereof;

15.1.5	forthwith upon such Remedial Plan being so agreed with Australia HoldCo, submit same to the DMR for comment and consideration and (if possible) confirmation that implementing same will remedy the position;

15.1.6	within the time frames set out in the Remedial Plan and in any event within the first three quarters of the Grace Period, take all relevant steps set out in the Remedial Plan (all in consultation with Australia HoldCo) in order to remedy the position to the satisfaction of the DMR and Australia HoldCo.

15.2	If, for any reason whatsoever, Exxaro does not comply with its obligations under 15.1, or if no Remedial Plan is agreed with Australia HoldCo within fifteen days of Exxaro submitting a proposed plan to Australia HoldCo, or if Exxaro has not fully remedied the position on expiry of the first three quarters of the Grace Period, then (without prejudice and in addition to its other rights and remedies under this Agreement, any Transaction Agreement or at law) Australia HoldCo shall be entitled –

15.2.1	to remedy the position, at the cost of Exxaro, to the satisfaction of the DMR; and/or

15.2.2	to sell all or any part of Exxaro’s Shares in such Company to any person or entity that Australia HoldCo has approved and that qualifies as an HDP and HDSA for such price and subject to such terms and conditions as Australia HoldCo may determine in good faith after having consulted with Exxaro; provided that –

15.2.2.1	such terms and conditions shall not include warranties, representations or undertakings by Exxaro in addition to (i) the warranties referred to in 11.2.8, (ii) warranties relating to incorporation, capacity, authority, no conflict with constitutional documents, legality and validity of the relevant agreement and (iii) other warranties, representations or undertakings that are typical for a sale of shares comprising less than 50% of the shares in a company without Exxaro’s consent or unless Australia HoldCo agrees to accept pro rata liability with Exxaro for any such additional reasonable warranties in the proportion that the Shares held by each of them immediately prior to such sale bear to each other; and

15.2.2.2	where Australia HoldCo so acted in good faith Exxaro shall not be entitled to prevent the sale on the basis that the sale, for whatever reason, shall occur at a price less than the Fair Value of the Shares so sold at the time or shall occur subject to terms and conditions that Exxaro may regard as unreasonable, and to the extent required, Exxaro hereby irrevocably authorises and empowers Australia HoldCo in rem suam (i) to conduct all negotiations in relation to such a sale of the relevant Shares, (ii) to sell, transfer and dispose of the relevant Shares in such manner and on such terms and conditions as Australia HoldCo, acting in good faith, may deem appropriate, (iii) to cede, transfer and deliver the relevant Shares to the transferee pursuant to any such sale and, for that purpose if required, to take over and register in its own name the relevant Shares in order to do so, and (iv) to sign all agreements, transfer forms or other documents on behalf of and in the name of Exxaro and to do anything else which may be necessary to give effect to such sale.

15.3	If the DMR, for any reason, does not agree a Grace Period in writing, as envisaged in 15.1 within the time frame envisaged in 15.1, or if Exxaro’s Shares are not sold and transferred under 15.2.2 within the Grace Period for any reason, then -

15.3.1	Australia HoldCo shall, as soon as reasonably practical, procure the establishment (and registration with the Master of the High Court of South Africa) of an inter vivos trust with the sole purpose of acquiring all of Exxaro’s Shares in the Companies and all of Exxaro’s Loan Accounts against the Companies in order to hold same in trust until such Shares and Loan Accounts can be transferred to an Entity or Person that Australia HoldCo has approved and that qualifies as an HDP and HDSA. Such trust shall, to the extent practical and possible, comply with all relevant BEE requirements;

15.3.2	Exxaro shall promptly (or unless otherwise specifically agreed to between the Parties in writing), transfer all of its Shares in the Companies and Loan Accounts against the Companies to the trust established under 15.3.1 (“BEE Warehouse Trust”) for no consideration and otherwise on such terms and conditions as Australia HoldCo may approve;

15.3.3	the trustees of the BEE Warehouse Trust shall be all of the Directors who are HDPs and HDSAs (or, if there are no such Directors, then appropriate persons who are HDPs and HDSAs appointed by Australia HoldCo) and the beneficiary of the BEE Warehouse Trust shall be Exxaro;

15.3.4	the BEE Warehouse Trust shall not (and the trustees of the BEE Warehouse Trust shall not have the power to) deal with the Shares held by the BEE Warehouse Trust other than by selling and transferring same to entities that Australia HoldCo has approved and that qualify as HDPs and HDSAs on the basis set out 15.3.5 , incur any liability other than relating to such sale and transfer, or make any distribution other than a distribution of the net proceeds of such sale to Exxaro on the basis set out in 15.3.6;

15.3.5	Australia HoldCo shall be entitled, on behalf of the BEE Warehouse Trust and Exxaro to sell all or part of the Shares held by the Trust on the basis set out in 15.2.2 mutatis mutandis; and

15.3.6	the trustees of the BEE Warehouse Trust shall determine the net proceeds from the sale of Shares held by the BEE Warehouse Trust, taking into account all expenses, taxes and other charges and deductions reasonably incurred by or on behalf of the BEE Warehouse Trust in connection with such sale and Exxaro shall be entitled to receive from the BEE Warehouse Trust the net proceeds so determined.

15.4	If, at any time during the Empowerment Period -

15.4.1	a Company or any of its Subsidiaries ceases to satisfy the Ownership Requirements as a direct result of the Ownership Requirements being increased after the Commencement Date by virtue of a law of general application and Exxaro still qualifies as an HDP and an HDSA at the time, or if such Company or any of its Subsidiaries no longer complies with the BEE requirements under the MPRDA, the Charter and the mining and prospecting rights held by them for reasons other than referred to in 16.1, Exxaro and Australia HoldCo shall jointly determine how best to remedy the position; and

15.4.2	as a result of the performance by such Company and its Subsidiaries under any of the elements of the Charter, the MPRDA, and the mining and prospecting rights other than ownership, the DMR agrees, in writing, that HDPs and HDSAs need to hold less than 26% of the Shares in order for the Company and its Subsidiaries to comply with the Ownership Requirement, Exxaro may exercise its “Put Option” (as that phrase is defined in the Australian Shareholders’ Agreement) with respect to the relevant Shares and Australia HoldCo may exercise its “Call Option” (as that phrase is defined in the Australian Shareholders’ Agreement) with respect to the relevant Shares, under and in accordance with the provisions of the Australian Shareholders’ Agreement in respect of that number of such Shares that Exxaro then holds that is in excess of the lower requirement.

15.5	During the Empowerment Period, Exxaro shall provide an HDP Certificate of Compliance to each Company annually (or more frequently if requested by the Company), and shall warrant that all information furnished to the relevant Verification Agency issuing same is and will be materially accurate in all respects.

16	CONFIDENTIALITY

16.1	Subject to 16.2, no Party shall, at any time after the Signature Date, notwithstanding any cancellation of this Agreement, directly or indirectly disclose, or directly or indirectly use, whether for its own benefit or that of any other Person -

16.1.1	any information -

16.1.1.1	regarding the contents of this Agreement (including its annexures);

16.1.1.2	relating to a Group, and its assets and affairs, including all communications (whether written, oral or in any other form) and all reports, statements, schedules and other data concerning any financial, technical, labour, marketing, administrative, accounting or other matter,

(collectively, the “Confidential Information”);

16.1.2	any document or other record (whether in electronic or any other medium whatsoever) containing Confidential Information which is supplied to it by any other Party as well as documents, diagrams and records which are produced by it (whether or not by copying, photocopying or otherwise reproducing documents or records supplied to it), and containing any Confidential Information (“Confidential Records”).

16.2	Notwithstanding 16.1, Confidential Information may be disclosed by a Party (“Disclosing Party”) –

16.2.1	to the extent to which the prior written consent for such disclosure has been obtained from the other Parties;

16.2.2	to the extent to which disclosure is required by law (excluding contractual obligations) or by the rules of any stock exchange by which it is bound, in which event the Disclosing Party shall, unless prohibited from doing so by any such law, obtain the other Parties’ consent, not to be withheld unreasonably, for the manner of such disclosure; provided that the Disclosing Party shall not be obliged so to obtain the consent of the other Parties if such disclosure is required before the approval can reasonably be obtained but the Disclosing Party shall in these circumstances promptly notify the other Parties of the full details of such disclosure, including the reasons why time did not permit such consent to be obtained;

16.2.3

to any “Transacting Party” (being any bona fide third party who is considering a potential transaction with or in relation to a Company or any Shareholder, for which such Confidential Information is reasonably required, including a potential acquisition of shares or any assets or the extension of any credit); provided that such Transacting Party shall first have signed a confidentiality undertaking in favour of such Company and the Shareholders (including the Disclosing Party) in terms of which such Transacting Party undertakes to use such Confidential Information only for the purpose of evaluating such transaction and not to disclose such Confidential Information to any Person other than to that Transacting Party’s directors, responsible employees and professional advisors who require such disclosure for the purpose of that potential transaction or for the purpose of complying with any law. Any conduct by any such Transacting Party, director, employee or professional advisor which would, if that Person had been party to this 16, have been a breach of this 16 shall be deemed to be a breach of this 16 by the party which disclosed or permitted disclosure to such Transacting Party; and Confidential Records may be disclosed by a Disclosing Party to directors, responsible employees and professional advisors who require such disclosure for the purpose of such Party implementing or enforcing this Agreement or obtaining professional advice or for the purpose of complying with any law. Any conduct by any such director, employee or professional advisor which would, if that Person had been party to this 16, have been a breach of this 16 shall be deemed to be a breach of this 16 by the Party which disclosed or permitted disclosure to such Person;

16.2.4	to the extent to which it -

16.2.4.1	is Made Public other than as a result of any breach of this Agreement or any other agreement. The expression “Made Public” shall, for this purpose, have the same meaning as when it is used in the insider trading provisions of the Securities Services Act, 2004, which is not limited to the circumstances referred to in section 74 of that Act;

16.2.4.2	corresponds in substance to information disclosed and/or made available by a third party to that Party at any time without any obligation not to disclose same, unless that Party knows that the third party from whom it received that information is prohibited from transmitting the information to that Party by a contractual, legal or fiduciary obligation to any other Party;

16.2.4.3	in respect of information which was already in the possession of that Party prior to its disclosure by the other Party to that Party or is independently developed by that Party without reference to the Confidential Information.

16.3	This 16 shall continue to apply to each Party even after it ceases to be a direct or indirect Shareholder in the Company.

16.4	It is specifically agreed that any Director shall be entitled to make available to any Shareholder any information about a Group which becomes known to that Director and in that event the provisions of this clause 16.4 shall apply to that Shareholder insofar as that information is Confidential Information.

PART F – LEGAL MATTERS

17	MOI

17.1	To the extent that the provisions of the MOI of a Company and/or any Subsidiary of such Company (“Relevant Entity”) are inconsistent with the provisions of this Agreement, the MOI of the Relevant Entity shall, to the extent of any such inconsistency and to the extent required by the Companies Act, take precedence over this Agreement until the MOI is amended in accordance with 17.2. If, however, the provisions of this Agreement merely supplement, but are not inconsistent with, the MOI of the Relevant Entity, or the Companies Act does not require the MOI to take precedence over that provision of this Agreement, then those provisions of this Agreement shall be given effect to by the Parties.

17.2	Any Shareholder shall be entitled, by giving written notice to that effect to such Company and the other Shareholders, to require the MOI of any Relevant Entity to be amended, to the extent permissible in terms of the Companies Act, so as to be consistent with this Agreement or to record the supplementary provisions of this Agreement. Upon receipt of that notice -

17.2.1	such Company shall procure that a general meeting of the shareholders of the Relevant Entity is called as soon as practically possible; and

17.2.2	the Shareholders (or such Company if the Relevant Entity is a Subsidiary of such Company) shall exercise all votes which they may have to vote in favour of or procure the adoption of all resolutions of the Relevant Entity necessary to amend the MOI of the Relevant Entity in terms of this 17.2.

17.3	The Shareholders record that it is their intention to amend the MOI of each Company as soon as possible after the Commencement Date to adopt such resolutions as may be necessary to give effect to 17.2 and to enable such Company to implement all provisions of this Agreement.

17.4	Each Shareholder hereby, to the extent permissible in terms of the Companies Act, irrevocably –

17.4.1	waives any right or claim which it might otherwise have or have had against any Director;

17.4.2	undertakes to procure that the relevant Company does not assert any right or claim against any Director; and

17.4.3	undertakes that it shall indemnify each Director against that Shareholder’s Pro Rata Proportion of all losses, liabilities, damages, costs (including legal costs on the scale as between attorney and own client and any additional legal costs) and expenses of any nature whatsoever which that Director may suffer or incur in connection with any claim by any Shareholder of such Company or by any third party against that Director, as a result of that Director’s conduct, acting reasonably, in complying with or implementing this Agreement (“Compliant Conduct”) while that Shareholder was a Shareholder.

17.5	The provisions of 17.4 constitute a stipulatio alteri for the benefit of each Director, which shall be deemed to have been accepted by each Director upon the date of appointment of such Director.

18	COMPLIANCE UNDERTAKINGS

18.1	Subject to the BEE Undertakings, the Shareholders shall procure that each Company complies with all relevant obligations necessary for such Company to retain the mining and prospecting rights held by such Company from time to time, including –

18.1.1	the MPRDA;

18.1.2	the Charter;

18.1.3	the terms and conditions contained in the mining rights and the prospecting rights held by such Company from time to time; and

18.1.4	the terms and conditions of the social and labour plans relating to mining rights held by such Company, as approved by the DMR.

19	DISPUTES

19.1	Save as provided for in 9.2, any disputes arising from or in connection with this Agreement or the termination thereof shall (save as provided for in 9) be finally resolved in accordance with the rules of AFSA by an arbitrator agreed to in writing by the Parties or, failing such agreement within seven days after it is requested by any Party, appointed by AFSA. There shall be a right of appeal as provided for in article 22 of such rules.

19.2	The arbitrator appointed in terms of 19.1 shall, if the dispute is -

19.2.1	primarily an accounting matter, be an independent practising accountant of not less than twenty years’ standing as such;

19.2.2	primarily a legal matter, be an attorney of not less than twenty years’ standing as such or a practising senior counsel;

19.2.3	any other matter, be a suitably qualified independent Person.

19.3	Each Party to this Agreement -

19.3.1	expressly consents to any arbitration in terms of the aforesaid rules being conducted as a matter of urgency; and

19.3.2	irrevocably authorises the other to apply, on behalf of all Parties to such dispute, in writing, to the secretariat of AFSA in terms of article 23(1) of the aforesaid rules for any such arbitration to be conducted on an urgent basis.

19.4	If AFSA no longer exists then the arbitrator shall be appointed by the President for the time being of the Law Society of the Northern Provinces of South Africa and the arbitration shall be conducted in accordance with the Arbitration Act No. 42 of 1965.

19.5	Notwithstanding anything to the contrary contained in this 19, any Party shall be entitled to apply for an interdict from any competent court having jurisdiction.

19.6	For the purposes of 19.5 and for the purposes of having any award made by the arbitrator being made an order of court, each of the Parties hereby submits itself to the non-exclusive jurisdiction of the South Gauteng High Court, Johannesburg.

19.7	This 19 is severable from the rest of this Agreement and shall remain in full force and effect notwithstanding any termination or cancellation of this Agreement.

19.8	If any arbitrator’s charges and any other costs have to be paid before that arbitrator has made his award in respect thereof, the Shareholders shall pay such charges and costs in their Pro Rata Proportions, pending any determination as to liability therefor by that arbitrator.

20	DOMICILIUM AND NOTICES

20.1	The Parties choose domicilium citandi et executandi (“Domicilium”) for all purposes relating to this Agreement, including the giving of any notice, the payment of any sum, the serving of any process, at the physical addresses and facsimile numbers set out below -

20.1.1	Exxaro	physical	-	Roger Dyason Road Pretoria West Pretoria 0183

		facsimile	-	+27 (12) 323 3400

		e-mail	-	willem.vanniekerk@exxaro.com

Riaan.koppeschaar@exxaro.com

		attention	-	Willem Van Niekerk Riaan Koppeschaar

20.1.2	Exxaro Sands	physical	-	Roger Dyason Road Pretoria West Pretoria 0183

		facsimile	-	+27 (12) 323 3400

		e-mail	-	willem.vanniekerk@exxaro.com

Riaan.koppeschaar@exxaro.com

		attention	-	Willem Van Niekerk

Riaan Koppeschaar

20.1.3	Exxaro TSA Sands	physical	-	Roger Dyason Road Pretoria West Pretoria 0183

		facsimile	-	+27 (12) 323 3400

		e-mail	-	willem.vanniekerk@exxaro.com

Riaan.koppeschaar@exxaro.com

		attention	-	Willem Van Niekerk

Riaan Koppeschaar

20.1.4	Australia Holdco	physical	-	1 Brodie Hall Drive Technology Park Bentley Western Australia

		attention	-	Company secretary

20.1.5	Tronox	physical	-	C/O Tronox Limited 1 Stamford Plaza

263 Tresser Boulevard Suite 1100 Stamford CT 06901 USA

		facsimile	-	+ 203-705-3703

		e-mail	-	Michael.foster@tronox.com
Daniel.greenwell@tronox.com

20.2	Any Party shall be entitled from time to time, by giving written notice to the others, to vary its physical Domicilium to any other physical address (not being a post office box or poste restante) in South Africa and to vary its facsimile and/or e-mail Domicilium to any other facsimile number and/or e-mail address.

20.3	Any notice given or payment made by any Party to another (“Addressee”) which is delivered by hand between the hours of 09:00 and 17:00 on any Business Day to the Addressee’s physical Domicilium for the time being shall be deemed to have been received by the Addressee at the time of delivery. The provisions of this 20.3 shall also apply to notices given or payments made to a Director at his address appointed in terms of 4.7.3.

20.4	Any notice given by any Party to another which is successfully transmitted by e-mail or facsimile to the Addressee’s e-mail or facsimile Domicilium for the time being shall be deemed (unless the contrary is proved by the Addressee) to have been received by the Addressee on the Business Day immediately succeeding the date of successful transmission thereof. The provisions of this 20.4 shall also apply to notices transmitted to a Director at his facsimile number and e-mail address appointed in terms of 4.7.3.

20.5	This 20 shall not operate so as to invalidate the giving or receipt of any written notice which is actually received by the Addressee other than by a method referred to in this 20.

20.6	Any notice in terms of or in connection with this Agreement shall be valid and effective only if in writing and if received or deemed to be received by the Addressee.

20.7	Any notice received by a Company in terms of or in connection with this Agreement shall be deemed to have been received by such Company only when that notice has also been given by the Party sending it to all Shareholders.

21	GENERAL

21.1	This Agreement, read with the relevant MOI of each Company, constitutes the sole record of the agreement between the Parties in relation to the subject matter hereof. No Party shall be bound by any express or implied term, representation, warranty, promise or the like not recorded herein. This Agreement accordingly supersedes and replaces all prior commitments, undertakings or representations, whether oral or written, between the Parties in respect of the subject matter hereof.

21.2	No addition to, variation, novation or agreed cancellation of any provision of this Agreement shall be binding upon the Parties unless reduced to writing and signed by or on behalf of the Parties.

21.3	No indulgence or extension of time which any Party may grant to any other shall constitute a waiver of or, whether by estoppel or otherwise, limit any of the existing or future rights of the grantor in terms hereof, save in the event and to the extent that the grantor has signed a written document expressly waiving or limiting such right.

21.4	Without prejudice to any other provision of this Agreement, any successor-in-title, including any executor, heir, liquidator, judicial manager, curator or trustee, of any party shall be bound by this Agreement.

21.5	The signature by any Party of a counterpart of this Agreement shall be as effective as if that Party had signed the same document as all of the other Parties.

21.6	Save as expressly provided for herein, no party shall be entitled to cede, assign, transfer, Encumber or delegate any of its rights, obligations and/or interest in, under or in terms of this Agreement to any third party without the prior written consent of all the other Parties.

21.7

Each provision of this Agreement is, notwithstanding the grammatical relationship between that provision and the other provisions of this Agreement, severable from the other provisions of this Agreement. Any provision of this Agreement which is or becomes invalid, unenforceable or unlawful in any jurisdiction shall, in such jurisdiction only, be treated as pro non scripto to the extent that it is so invalid, unenforceable or unlawful, without invalidating or affecting the remaining provisions of this Agreement which shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such invalid, unenforceable or unlawful provision if they were aware of such invalidity, unenforceability or unlawfulness at the time of execution of this Agreement.

21.8	None of the Parties shall be entitled or empowered to represent or hold out to any third party that the relationship between the Parties is that of a partnership, joint venture or the like.

22	GOVERNING LAW

This Agreement shall in all respects (including its existence, validity, interpretation, implementation, termination and enforcement) be governed by the law of South Africa which is applicable to agreements executed and wholly performed within South Africa.

23	COSTS

Each Party shall bear its own costs in relation to the negotiation, drafting, finalisation and implementation of this Agreement.

Signed at New York NY	on	15 June 2012

	for	Tronox Sands Holdings (PTY) Limited By Michael J. Foster (Director)

/s/ Michael J. Foster

who warrants that he is duly authorised hereto

Signed at New York NY	on	15 June 2012

	for	Tronox Limited By Michael J. Foster (Director)

/s/ Michael J. Foster

who warrants that he is duly authorised hereto

	for	Tronox Limited By Matthew A. Paque (Secretary)

/s/ Matthew A. Paque

who warrants that he is duly authorised hereto

Signed at New York NY	on	15 June 2012

	for	Exxaro Resources Limited By Riaan Koppeschaar (duly authorised)

/s/ Riaan Koppeschaar

who warrants that he is duly authorised hereto

Signed at New York NY	on	15 June 2012

	for	Exxaro Sands Proprietary Limited By Riaan Kopperschaar (duly authorised)

/s/ Riaan Koppeschaar

who warrants that he is duly authorised hereto

Signed at New York NY	on	15 June 2012

	for	Exxaro TSA Sands Proprietary Limited By Riaan Kopperschaar (duly authorised)

/s/ Riaan Koppeschaar

who warrants that he is duly authorised hereto

ANNEXURE A—PROSPECTING RIGHTS AND MINING

RIGHTS HELD BY EACH COMPANY

MINING RIGHTS

1. Mining Rights held by Exxaro Sands Proprietary Limited

1.1 KZN150MR (Braeburn);

1.2 KZN164MR (Fairbreeze C Extension);

1.3 KZN125MR (Hillendale);

1.4 KZN124 (Reserve 1010);

1.5 KZN123MR (Fairbreeze Conversion); and

1.6 KZN178MR (Braeburn Extension).

2. Mining Rights held by Exxaro TSA Sands Proprietary Limited

2.1 WC113MR (Hartebeestekom); and

2.2 WC114MR (Rietfontein Conversion).

PROSPECTING RIGHTS

3. Prospecting Rights held by Exxaro Sands Proprietary Limited

3.1 KZN296PR (Waterloo); and

3.2 MTO reference KZN649/2007 (Centani).

4. Prospecting Rights held by Exxaro TSA Sands Proprietary Limited

4.1 WC13PR (Southern Anomaly);

4.2 WC19PR (MSP Plant);

4.3 WC09PR (Houtkraal); and

4.4 WC08PR (Portion 2 Houtkraal);

4.5 EC25PR (Kentani); and

4.6 NC523PR (NORTHERN ANOMALY).

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ANNEXURE B – DEED OF ACCESSION

Deed of Accession [NOTE: TO BE REVIEWED]

Dated [•]

Name

Address

(Acceding Party)

Introduction

This deed of accession (this Agreement) is supplemental to the Shareholders’ Agreement dated [insert] between Tronox Limited, Exxaro Resources Limited, Exxaro Sands Proprietary Limited and Exxaro TSA Sands Proprietary Limited (the “South African Shareholders’ Agreement”).

Unless expressly defined in this Agreement, capitalised terms used in this Agreement shall bear the meanings assigned to them in the South African Shareholders’ Agreement and shall be deemed to be incorporated by reference and form part of this Agreement.

Shareholders’ Agreement

1. The Acceding Party confirms that it has been supplied with a copy of the South African Shareholders’ Agreement and covenants and undertakes with all present parties to the South African Shareholders’ Agreement (whether original or by accession) (“Parties”) to observe, perform and be bound by the South African Shareholders’ Agreement so that the Acceding Party is deemed, from the date referred to in the South African Shareholders’ Agreement as being the date on which this Agreement becomes effective, to be a party to the South African Shareholders’ Agreement.

2. This Agreement is governed by the laws applicable in South Africa.

3. The Acceding Party’s address for service of notices under the South African Shareholders’ Agreement is:

Name:	[insert]
Attention:	[insert]
Address:	[insert]
Facsimile no:	[insert]
Electronic mail address:	[insert]

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Signed at                                                   on the                          day of                                              .

For and on behalf of

[insert]

Name:
Capacity:
Who warrants authority

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ANNEXURE C – CALL OPTION AGREEMENT

CALL OPTION DEED

DATE

PARTIES

Tronox Limited

ACN [number] (Tronox)

[Name of Party] of

[address] (Grantor)

RECITALS

The Grantor is required, under the South African Shareholders’ Agreement (SASA) between Tronox, Exxaro Resources Limited, Exxaro Sands Proprietary Limited and Exxaro TSA Sands Proprietary Limited, to enter into this deed.

OPERATIVE PROVISIONS

1.	Interpretation

1.1	Definitions

The following definitions apply in this document.

Affiliate has the meaning given under the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933 (US), as amended.

Business Day means a day other than a Saturday, Sunday or public holiday in New York, Johannesburg or Perth.

Class B Share means a fully paid Class B Share in Tronox.

Current Market Price shall have the meaning set out in the Shareholders Deed dated [insert date] between Tronox, Additional Shareholder, Exxaro Resources Limited and [Exxaro Subsidiary].

Fair Value shall have the meaning set out in the SASA.

Empowerment Period shall have the meaning set out in the SASA.

South African Subsidiary means each of Exxaro Sands Proprietary Limited and Exxaro TSA Sands Proprietary Limited.

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1.2	Rules for interpreting this document

Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this document, except where the context makes it clear that a rule is not intended to apply.

(a)	A reference to:

(i)	a legislative provision or legislation (including subordinate legislation) is to that provision or legislation as amended, re–enacted or replaced, and includes any subordinate legislation issued under it;

(ii)	a document (including this document) or agreement, or a provision of a document (including this document) or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

(iii)	a party to this document or to any other document or agreement includes a successor in title, permitted substitute or a permitted assign of that party;

(iv)	a person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and

(v)	anything (including a right, obligation or concept) includes each part of it.

(b)	A singular word includes the plural, and vice versa.

(c)	A word which suggests one gender includes the other genders.

(d)	If a word or phrase is defined, any other grammatical form of that word or phrase has a corresponding meaning.

(e)	If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

(f)	The word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing.

(g)	The expression this document includes the agreement, arrangement, understanding or transaction recorded in this document.

(h)	A reference to US dollars or US$ is to an amount in the currency of the United States of America.

1.3	Non Business Days

If the day on or by which a person must do something under this document is not a Business Day:

(a)	if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)	in any other case, the person must do it on or by the previous Business Day.

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1.4	Multiple parties

If a party to this document is made up of more than one person, or a term is used in this document to refer to more than one party, then unless otherwise specified in this document:

(a)	an obligation of those persons is joint and several;

(b)	a right of those persons is held by each of them severally; and

(c)	any other reference to that party or term is a reference to each of those persons separately, so that (for example) a representation, warranty or undertaking relates to each of them separately.

2.	CALL OPTION

(a)	At any time after expiry of the Empowerment Period and at such other times as are permitted by the SASA and if, in the opinion of South African counsel to Tronox, all requisite consents, approvals, and licenses are in place for the same to occur (including, without limitation, approval from the South African Reserve Bank and whatever approvals may be required under the mining rights and prospecting rights held by each South African Subsidiary), then upon five (5) Business Days’ notice to the Grantor, Tronox has the right to call all (but not less than all) of:

(i)	the shares (if any) that the Grantor holds in the South African Subsidiaries that were in issue as at the date of the SASA (South African Shares) upon issuance to the Grantor of the number of fully paid Class B Shares (Flip-in Shares) equal to [insert number from Australian Shareholders Deed] Class B Shares multiplied by the quotient obtained by dividing (A) the number of South African Shares by (B) the total number of South African Shares in issue at the date of the SASA owned by ERL; and

(ii)	the shares that the Grantor holds in each South African Subsidiary less the South African Shares (Additional South African Shares) upon issuance to the Grantor of the number of fully paid Class B Shares (Additional Flip-in Shares) equal to (x) the quotient obtained by dividing the Fair Value by the Current Market Price (y) multiplied by the number of Additional South African Shares (Call Option).

(b)	If the issue of Flip-in Shares or Additional Flip-in Shares as a result of exercise of the Call Option would result in a breach of section 606 of the Corporations Act 2001 (Cth), the Call Option may be exercised in respect of such number of South African Shares and Additional South African Shares as would not result in a breach and:

(i)	Tronox shall exercise that option in respect of the balance of the South African Shares and Additional South African Shares as soon as the issue of the relevant Flip-in Shares or Additional Flip-in Shares would not result in such a breach; and

(ii)	the Grantor must not, and must use is best efforts to ensure that its Affiliates do not, take any action which would prevent the issue of Flip-in Shares or Additional Flip-in Shares pursuant to the Call Option occurring as soon as possible.

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(c)	The exchange of the South African Shares for the Flip-in Shares and Additional Flip-in Shares pursuant to this clause 2 shall be effected pursuant to a customary exchange agreement in a form to be agreed upon between the parties which shall contain representations and warranties that Tronox shall issue the Flip-in Shares and Additional Flip-in Shares, and the Grantor shall transfer the South African Shares and the Additional South African Shares, free and clear of any liens, restrictions on transfer (other than any restrictions under any applicable securities laws), options, warrants, rights, calls, commitments, proxies or other contract rights.

(d)	The Call Option shall automatically terminate if a person other Tronox and/or its Affiliates ceases to directly or indirectly own 50% or more of the issued share capital of the South African Subsidiaries.

3.	NOTICES

All notices, requests, demands and other communications required or permitted shall be deemed duly given (a) on the date of delivery if delivered personally, or by e-mail, telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Grantor, to:

	Grantor Address: Email Address: Fax number: Attention:	[address] [email address] [fax number] [name]
with a copy (which shall not constitute notice) to:
	Address: Email Address: Fax number: Attention:	[address] [email address] [fax number] [name]
or to such other person or address as the Grantor shall furnish to the Company.
If to Tronox, to:
[Tronox Limited]
3301 N.W. 150th Street Oklahoma City, Oklahoma 73134
	Attention:	General Counsel
	Facsimile:	+1 405 775 5155
	E-mail:	michael.foster@tronox.com

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022
Attention: Facsimile: E-mail:	Daniel Wolf Yi (Claire) Sheng +1 212 446 4900 daniel.wolf@kirkland.com claire.sheng@kirkland.com or to such other person or address as Tronox shall furnish to the Grantor in writing.

4.	AMENDMENT AND ASSIGNMENT

4.1	Amendment

This	document can only be amended or replaced by another document executed by the parties.

4.2	Assignment

A party may only assign, encumber, declare a trust over or otherwise deal with its rights under this document with the prior written consent of the other party.

5.	GENERAL

5.1	Governing law

(a)	This document is governed by the laws of the State of Western Australia.

(b)	Each party submits to the jurisdiction of the courts of that State and of any court that may hear appeals from any of those courts, for any proceedings in connection with this document.

(c)	The Grantor irrevocably waives:

(i)	any objection to the venue of any proceedings on the ground that they have been brought in an inconvenient forum; and

(ii)	any immunity from set off, suits, proceedings and execution to which it or any of its property may now or in the future be entitled under any applicable law.

(d)	The Acceding appoints [name of agent] of [insert Western Australian address for service] as its agent to receive service of process for any proceedings in connection with this document. The Grantor will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in the State of Western Australia, reasonably satisfactory to Tronox, with like powers. The Grantor agrees that any such process served on that person is taken to be served on it.

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5.2	Liability for expenses

Each party must pay its own expenses incurred in negotiating, executing, stamping and registering this document.

5.3	Giving effect to documents

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that any other party may reasonably require to give full effect to this document.

5.4	Operation of this document

(a)	Subject to paragraph (b), this document contains the entire agreement between the parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by this document this document and has no further effect.

(b)	Any right that a person may have under this document is in addition to, and does not replace or limit, any other right that the person may have.

(c)	Any provision of this document which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this document enforceable, unless this would materially change the intended effect of this document.

5.5	Exclusion of contrary legislation

Any legislation that adversely affects an obligation of a party, or the exercise by a party of a right or remedy, under or relating to this document is excluded to the full extent permitted by law.

5.6	Inconsistency with other documents

If this document is inconsistent with any other document or agreement between the parties, this document prevails to the extent of the inconsistency.

5.7	Counterparts

This document may be executed in counterparts.

EXECUTED as a deed.

Each person who executes this document on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

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EXECUTED as a deed by Tronox Limited:

Signature of director	Signature of director/secretary

Name	Name

EXECUTED as a deed by [Grantor]: [insert execution clause]

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